Exhibit 99.7

CONSENT OF WILLIAM A. SANGER

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named and described in the Registration Statement on Form S-4 and all supplements and amendments thereto (together with the proxy statement/prospectus included therein, the “Registration Statement”) filed by New Amethyst Corp., with the Securities and Exchange Commission, under the Securities Act, as a person about to become a director of New Amethyst Corp., effective upon closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 15, 2016, by and among Envision Healthcare Holdings, Inc., AmSurg Corp. and New Amethyst Corp. The undersigned also consents to the filing or attachment of this consent with the Registration Statement.

/s/ William A. Sanger
Name: William A. Sanger Date: August 4, 2016